Exhibit 99.1

PHARMACOPEIA ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

Quarter Highlights Include Progress in DARA Clinical Program,

Achievement of Collaborative Milestones and Completion of Successful Financing

Plans for Earlier Initiation of a Phase 2a Hypertension Trial for DARA Program

August 2, 2007 - Princeton, NJ - Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter and six months ended June 30, 2007, and highlighted several important developments in its therapeutic programs and corporate milestones achieved since the beginning of the quarter.

During the second quarter of 2007:

•                  Pharmacopeia announced positive results from the first study in the Company’s Phase 1 clinical trial for PS433540, a product candidate from its DARA program. Data from the single ascending dose (SAD) study indicated that PS433540 was well tolerated at all six single-doses administered from 25 mg to 1,000 mg. In addition, study results showed that the product candidate possesses dose-related exposure upon oral dosing and a half-life that is consistent with once-daily oral administration.

•                  Pharmacopeia reported that a compound identified through its collaboration with Schering-Plough had been selected by Schering-Plough for preclinical development. This selection triggered a $1 million milestone payment to Pharmacopeia. Schering-Plough is currently developing seven candidates that resulted from the collaboration with Pharmacopeia, with one candidate in a Phase 2 clinical trial for chronic obstructive pulmonary disease (COPD); three candidates in Phase 1 clinical trials for oncology, metabolic disease and inflammatory disease; and three candidates in preclinical development. Schering-Plough is solely responsible for further development and commercialization of these candidates. However, Pharmacopeia is eligible to receive additional milestone payments if these programs advance further in clinical trials, and will also receive royalties on sales of any resulting therapeutic products incorporating compounds derived from these programs.

•                  Pharmacopeia received the second of three potential $5 million payments as part of the Company’s product development and commercialization alliance with GlaxoSmithKline (GSK). This payment was triggered by Pharmacopeia’s completion of certain early discovery activities established under its agreement with GSK. At present, multiple Pharmacopeia – GSK programs are underway, all of which will be conducted as internal programs by Pharmacopeia unless GSK exercises its development option. In July of this year, Pharmacopeia announced that a lead compound was identified for advancement, six months ahead of the original schedule. Compounds from the program have potential utility in inflammatory pain and have now entered the lead optimization phase at Pharmacopeia. As a result of this progress, Pharmacopeia received a $500,000 milestone payment from GSK in the third quarter.

•                  Pharmacopeia closed an underwritten public offering that raised aggregate proceeds of approximately $40.3 million in May 2007. Net proceeds to Pharmacopeia after transaction costs were approximately $37.1 million. Through the offering, Pharmacopeia sold approximately 8.1 million shares of newly issued common stock, including the over-allotment which was exercised in full by the underwriters. Pharmacopeia intends to use the proceeds from the offering for expenditures related to clinical trials for its PS433540 product candidate, for further development of its internal program portfolio and for general corporate purposes.

“Pharmacopeia had a strong second quarter, making significant progress with multiple therapeutic programs and completing a successful underwritten public offering,” stated Les Browne, Ph.D., Pharmacopeia’s President and Chief Executive Officer. “One of the highlights of our quarter was the positive results from the initial study of our Phase 1 clinical trial for PS433540, and we look forward to the continued development of this product candidate as well as progress on our other internal programs. We are also very pleased with the recent success of our collaborations with both Schering-Plough and GlaxoSmithKline. We expect to have more to report from our alliances in the coming months.”

PS433540 CLINICAL PROGRAM

Pharmacopeia today also provided an update to the timeline for its clinical program for PS433540. The Phase 1 multiple ascending dose (MAD) study , designed to evaluate 14 days of treatment in healthy volunteers, commenced in April 2007. This study was designed to sequentially evaluate the 50, 100, 250 and 500 mg doses of PS433540, and is currently continuing with the 500 mg panel. The Company expects to report results of the MAD study in the third quarter of this year. In addition, separate Phase 1 food effect and comparative bioavailability studies have been completed. The food effect study showed no clinically relevant difference in the pharmacokinetic profile of PS433540 when taken with or without food. The comparative bioavailability study showed that the bioavailability of PS433540 dosed as a capsule, which has been developed for use in Phase 2 clinical studies, is similar to that of a suspension, used in Phase 1. The Phase 1 angiotensin II challenge study was initiated in July 2007. Pharmacopeia expects results of the angiotensin II challenge study to be reported late in the third quarter or early in the fourth quarter of this year. The endothelin challenge study is expected to start during the second half of this year.

As a result of the positive preclinical and clinical data generated to date, and upon consultation with its Clinical Advisory Board, the Company has decided to move up initiation of a Phase 2a hypertension clinical trial for PS433540. This trial is now planned to commence in the second half of 2007. The Company anticipates that the study will be completed and results reported in the first half rather than in the second half of 2008. The study is designed to validate the concept that PS433540 lowers blood pressure in hypertensives and to help establish the framework to initiate a second Phase 2 hypertension study in the first half of 2008. The objective of the Phase 2a study will be to establish initial tolerability and 24-hour efficacy of PS433540 in hypertensive subjects. The study is expected to enroll approximately 140 subjects and will be placebo controlled, using 2 dose levels of PS433540.

SECOND QUARTER, 2007 FINANCIAL RESULTS

At June 30, 2007, Pharmacopeia had cash, cash equivalents and marketable securities of $92.7 million. This balance includes net proceeds of approximately $37.1 million from the underwritten public offering that closed in May 2007. Pharmacopeia expects to end the year with $65.0 million to $70.0 million in cash and short-term investments.

Pharmacopeia’s net revenue was $5.0 million for the quarter ended June 30, 2007, compared to $3.3 million for the quarter ended June 30, 2006. For the six months ended June 30, 2007, net revenue was $11.3 million, compared to $7.4 million for the same period in 2006. The increase in net revenue during the three- and six- month periods was largely due to an increase in milestone revenue, as well as revenue recorded from Pharmacopeia’s alliances with Cephalon, GSK and Wyeth. This increase was partially offset by a decrease in research revenue recorded from the Company’s collaboration with Schering-Plough.

Collaborative research and development expense increased 91% to $5.7 million in the three months ended June 30, 2007 compared to $3.0 million in the three months ended June 30, 2006. For the six months ended June 30, 2007, collaborative research and development expense increased 73% to $10.9 million compared to $6.3 million for the same period in 2006. These increases are primarily attributable to increased resources allocated to our recent alliances with Cephalon, GSK and Wyeth.

The Company incurred proprietary research and development expense of $5.0 million in the quarter ended June 30, 2007, compared to $5.5 million in the same period in 2006, a decrease of 8%. This decrease relates to resources expended on the Company’s JAK3 program, the expense for which has been primarily classified as collaborative research and development expense since the Company partnered the program with Wyeth in December 2006. This decrease was offset by increased costs relating to the Company’s Phase 1 clinical program for PS433540. For the six months ended June 30, 2007, proprietary research and development expense increased to $12.5 million, compared to $11.8 million for the same period in 2006, an increase of 6%. The increase during the six months ended June 30, 2007 was primarily due to costs associated with the Phase 1 clinical program the Company initiated with respect to PS433540.

General and administrative expense was $2.8 million for the quarter ended June 30, 2007, compared to $2.4 million for the same period in 2006, an increase of 14%. General and administrative expense was $5.5 million for the six months ended June 30, 2007, compared to $4.9 million for the same period in 2006, an increase of 12%. These increases were largely due to higher consulting and share-based compensation costs for the respective periods.

Pharmacopeia reported a net loss of $6.9 million, or ($0.26) per basic and diluted share, for the quarter ended June 30, 2007. The Company recorded a net loss of $7.2 million, or ($0.47) per basic and diluted share, for the same quarter in 2006. For the six months ended June 30, 2007, Pharmacopeia recorded a net loss of $16.9 million, or ($0.63) per share. Pharmacopeia recorded a net loss of $14.9 million, or ($0.98) per basic and diluted share for the 2006 six-month period.

Further details regarding Pharmacopeia’s second quarter 2007 results will be presented in a conference call today, August 2, 2007, at 5:00 p.m. Eastern Time. Dr. Leslie J. Browne, President and Chief Executive Officer, Mr. Brian M. Posner, Executive Vice President and Chief Financial Officer, and Dr. Rene Belder, Vice President, Clinical and Regulatory Affairs, will host the call. Forward-looking and material information may be discussed on this conference call.

Date: August 2, 2007
Time: 5:00 p.m. EDT
Domestic Callers: (800) 310-6649
International Callers: (719) 457-2693

Confirmation Code: 7923994
Name of Conference: Pharmacopeia’s Second Quarter 2007 Financial Results
Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call can be accessed by dialing toll-free (888) 203-1112 in the U.S., or (719) 457-0820 outside the U.S.  The access code for the replay is 7923994. A replay of the webcast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com. The replays will be available for two weeks.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to discovering and developing novel therapeutics to address significant medical needs. The Company has a broad portfolio advancing toward clinical validation, both independently and with partners. Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic kidney disease for which Phase 1 clinical trials are underway. Other internal proprietary programs address primarily immunoregulation. Pharmacopeia’s collaborative efforts have resulted in a portfolio that includes one partnered program currently in Phase 2 clinical trials targeting chronic obstructive pulmonary disease (COPD) and four partnered programs in Phase 1 clinical trials targeting rheumatoid arthritis, oncology, metabolic and inflammatory diseases. Four additional partnered compounds are in preclinical development. Pharmacopeia’s current strategic alliances are with Cephalon, GlaxoSmithKline, Organon and Wyeth.

Contact:
Brian M. Posner Executive Vice President and Chief Financial Officer
Pharmacopeia
(609) 452-3643

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 1 clinical studies and proposed Phase 2 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

Tables to follow

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands, except share data)

Consolidated Statements of Operations

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue
Net revenue	$4,957	$3,292	$11,306	$7,408

Operating Expenses
Collaborative research and development expense	5,685	2,979	10,922	6,312
Proprietary research and development expense	5,033	5,468	12,451	11,760
General and administrative expense	2,771	2,424	5,459	4,871
Total operating expenses	13,489	10,871	28,832	22,943
Operating loss	(8,532)	(7,579)	(17,526)	(15,535)
Interest and other income	942	333	1,638	614
Interest and other expense	(5)	—	(5)	—
Change in warrant liability	638	—	(1,068)	—
Restructuring credits	—	88	—	88
Loss before income taxes	(6,957)	(7,158)	(16,961)	(14,833)
(Benefit from) provision for income taxes	(52)	20	(52)	28
Net loss	$(6,905)	$(7,178)	$(16,909)	$(14,861)

Net loss per share:
- Basic and diluted	$(0.26)	$(0.47)	$(0.63)	$(0.98)

Weighted average number of common stock shares outstanding:
- Basic and diluted	26,336,997	15,263,977	26,716,303	15,237,364

PHARMACOPEIA, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands)

Consolidated Balance Sheets

	June 30,	December 31,
	2007	2006
	(unaudited)

Cash, cash equivalents and marketable securities	$92,686	$46,140
Accounts receivable, net	—	5,006
Other assets, net	15,599	14,981
Total assets	$108,285	$66,127

Current liabilities	$27,375	$18,750
Long-term liabilities	28,402	16,946
Total stockholders’ equity	52,508	30,431
Total liabilities and stockholders’ equity	$108,285	$66,127